EXHIBIT 99.1

November 1, 2012

Dear Shareholder:

          The Jumpstart our Business Startups Act signed into law April 5, 2012 (commonly referred to as the JOBS Act), allows community bank holding companies to no longer file periodic reports with the Securities and Exchange Commission if they have fewer than 1,200 registered shareholders, compared to 300 shareholders before the law was passed. At a time when regulatory burdens are otherwise significantly increasing for community banks, this new authorization to end our reporting obligations and our related regulation by the SEC provides much needed regulatory relief.

          After careful consideration and analysis, the Board of Directors has determined that it is in the best interest of our shareholders for Southern to suspend its reporting obligations under the Securities Exchange Act of 1934 and discontinue reporting to the SEC. We anticipate expense savings from eliminated costs associated with SEC filings, professional fees, etc. to be $150,000 or more annually. As of August 30, 2012, at least 87 community bank holding companies had publicly announced intention to no longer file reports with the SEC. The process of suspending reporting obligations is relatively straightforward and we anticipate that we will suspend our reporting obligations effective on or about January 1, 2013, although we will still be required to file our Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC.

          Southern Michigan Bancorp stock will continue to be quoted for trading on the OTC Bulletin Board and purchases or sales of Southern common stock will still be possible through brokers as was the case before suspending reporting obligations.

          If you have any questions or concerns regarding this initiative please do not hesitate to contact me at 517.279.5504 or e-mail me at jcastle@smb-t.com.

Sincerely,

John H. Castle
Chairman and Chief Executive Officer